Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
$1,400,000,000 Floating Rate Notes due 2022	1,400,000,000	100.000%	1,400,000,000	$162,260.00
$1,850,000,000 3.125% Notes due 2022	1,850,000,000	99.487%	1,840,509,500	$213,315.06
$3,250,000,000 4.125% Notes due 2027	3,250,000,000	99.256%	3,225,820,000	$373,872.54
$3,000,000,000 5.250% Notes due 2037	3,000,000,000	99.230%	2,976,900,000	$345,022.71
$1,500,000,000 5.500% Notes due 2047	1,500,000,000	99.810%	1,497,150,000	$173,519.69

(1)	Calculated in accordance with Rule 457(r) of the US Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-213439

Prospectus Supplement

(To Prospectus Dated September 1, 2016)

$11,000,000,000

Verizon Communications Inc.

$1,400,000,000 Floating Rate Notes due 2022

$1,850,000,000 3.125% Notes due 2022

$3,250,000,000 4.125% Notes due 2027

$3,000,000,000 5.250% Notes due 2037

$1,500,000,000 5.500% Notes due 2047

We are offering $1,400,000,000 of our floating rate notes due 2022 (the “floating rate notes”), $1,850,000,000 of our notes due 2022 (the “notes due 2022”), $3,250,000,000 of our notes due 2027 (the “notes due 2027”), $3,000,000,000 of our notes due 2037 (the “notes due 2037”) and $1,500,000,000 of our notes due 2047 (the “notes due 2047” and, together with the floating rates notes, the notes due 2022, the notes due 2027 and the notes due 2037, the “notes”). The floating rate notes will bear interest at a rate equal to LIBOR plus 1.000%, to be reset quarterly. The notes due 2022 will bear interest at the rate of 3.125% per year; the notes due 2027 will bear interest at the rate of 4.125% per year; the notes due 2037 will bear interest at the rate of 5.250% per year and the notes due 2047 will bear interest at the rate of 5.500% per year.

Interest on the floating rate notes is payable quarterly on each March 16, June 16, September 16 and December 16, commencing June 16, 2017. Interest on the notes due 2022, the notes due 2027, the notes due 2037 and the notes due 2047 is payable on March 16 and September 16 of each year, beginning on September 16, 2017. The floating rate notes will mature on March 16, 2022; the notes due 2022 will mature on March 16, 2022; the notes due 2027 will mature on March 16, 2027; the notes due 2037 will mature on March 16, 2037 and the notes due 2047 will mature on March 16, 2047. We may not redeem the floating rate notes prior to maturity. We may redeem the notes due 2022, the notes due 2027, the notes due 2037 and the notes due 2047, in whole or in part, at any time prior to maturity at the applicable redemption price to be determined using the procedure described in this prospectus supplement under “Description of the Notes—Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our unsecured and unsubordinated indebtedness.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Floating Rate Notes	Total	Notes due 2022	Total	Notes due 2027	Total	Notes due 2037	Total	Notes due 2047	Total
Public Offering Price(1)	100.000%	$1,400,000,000	99.487%	$1,840,509,500	99.256%	$3,225,820,000	99.230%	$2,976,900,000	99.810%	$1,497,150,000
Underwriting Discount(2)	0.300%	$4,200,000	0.300%	$5,550,000	0.400%	$13,000,000	0.600%	$18,000,000	0.750%	$11,250,000
Proceeds to Verizon Communications Inc. (before expenses)(2)	99.700%	$1,395,800,000	99.187%	$1,834,959,500	98.856%	$3,212,820,000	98.630%	$2,958,900,000	99.060%	$1,485,900,000

(1)	Plus accrued interest, if any, from March 16, 2017, to the date of delivery.
(2)	Before reimbursement of expenses in connection with this offering and other associated expenses, which the underwriters have agreed to make to us. See “Underwriting.”

The underwriters are severally underwriting the notes being offered. The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about March 16, 2017.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Morgan Stanley	RBC Capital Markets

Senior Co-Managers

Deutsche Bank	Loop Capital Markets	Mizuho Securities

MUFG	UBS Investment Bank

Co-Managers

ICBC Standard Bank	Lloyds Securities	SMBC Nikko	TD Securities

Junior Co-Managers

Drexel Hamilton	Ramirez & Co., Inc.	Siebert Cisneros Shank & Co., L.L.C.	The Williams Capital Group, L.P

March 13, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the specific notes being offered, and the accompanying prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, which are accurate as of their respective dates. We have not authorized anyone else to provide you with different information.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

In this prospectus supplement, “we,” “our,” “us” and “Verizon” refer to Verizon Communications Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

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The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Verizon’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	Verizon’s Current Reports on Form 8-K filed on January 25, 2017, January 31, 2017, February 1, 2017, February 3, 2017, February 21, 2017, March 3, 2017 and March 13, 2017; and

•	the description of Verizon’s Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/about/investors

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes due 2037 and the notes due 2047 for the purchase of notes that are validly tendered in the tender offers commenced by us on March 13, 2017, subject to the terms and conditions provided in the related offer to purchase. We intend to use the net proceeds from the sale of the floating rate notes, the notes due 2022 and the notes due 2027, and any remaining net proceeds from the notes due 2037 and the notes due 2047 after purchasing the notes in the tender offers, for general corporate purposes, which may include, among other things, the financing, in whole or in part, of our pending acquisition of Yahoo! Inc. and discretionary contributions to our qualified pension plans. The series of notes that we are seeking to purchase in the tender offers include the following: 8.950% Notes due 2039, 7.750% Notes due 2030, 7.350% Notes due 2039, 7.750% Notes due 2032, 6.900% Notes due 2038, 6.400% Notes due 2038, 6.250% Notes due 2037, 6.400% Notes due 2033, 6.550% Notes due 2043, 6.000% Notes due 2041, 5.850% Notes due 2035, 6.100% Notes due 2018 and 5.500% Notes due 2018 issued by Verizon Communications Inc.; 8.300% Debentures due 2031, 8.000% Debentures due 2029 and 5.125% Debentures due 2033 issued by Verizon Maryland LLC; 8.750% Debentures due 2031, 8.350% Debentures due 2030 and 6.000% Debentures due 2028 issued by Verizon Pennsylvania LLC; 8.375% Debentures due 2029 and 7.875% Debentures due 2022 issued by Verizon Virginia LLC; 8.625% Debentures due 2031 issued by Verizon Delaware LLC; 6.940% Debentures due 2028, 8.750% Debentures due 2021 and 6.840% Debentures due 2018 issued by GTE LLC; 7.875% Debentures due 2029 issued by Verizon New England Inc.; 7.850% Debentures due 2029 and 8.000% Debentures due 2022 issued by Verizon New Jersey Inc.; and 7.375% Debentures due 2032 and 6.500% Debentures due 2028 issued by Verizon New York Inc.

DESCRIPTION OF THE NOTES

Principal Amount, Maturity and Interest for the Floating Rate Notes

We are offering $1,400,000,000 of our floating rate notes which will mature on March 16, 2022.

We will pay interest on the floating rate notes at a rate per annum equal to LIBOR plus 1.000%, which rate will be reset quarterly as described below. We will pay interest on the floating rate notes quarterly in arrears on each March 16, June 16, September 16 and December 16, beginning June 16, 2017, each an “interest payment date.” The interest rate on the floating rate notes will in no event be lower than zero.

If any interest payment date falls on a day that is not a business day, as defined below, we will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the interest payment date on the maturity date) we will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days elapsed.

Interest on the floating rate notes will accrue from, and including, March 16, 2017, to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the floating rate notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from March 16, 2017, or from the last interest payment date to which interest has been paid or duly provided for, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. If the maturity date of the floating rate notes falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment on the next succeeding business day. Interest on the floating rate notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the floating rate notes are registered at the close of business on March 1, June 1, September 1 and December 1, as applicable, whether or not a business day, immediately preceding the interest payment date. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

When we use the term “business day” with respect to the floating rate notes, we mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York; provided that such day is also a London business day. “London business day” means any day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

The interest rate on the floating rate notes will be calculated by the calculation agent, which will be an independent investment banking or commercial banking institution of international standing appointed by us, and will be equal to LIBOR plus 1.000%, except that the interest rate in effect for the period from and including March 16, 2017 to but excluding June 16, 2017, the initial interest reset date, as defined below, will be established by us as the rate for deposits in U.S. dollars having a maturity of three months commencing March 16, 2017 that appears on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on March 14, 2017, plus 1.000% (such rate, the “initial interest rate”). The calculation agent will reset the interest rate on each interest payment date, each of which we refer to as an “interest reset date.” The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date, except that the interest rate in effect for the period from and including March 16, 2017 to but excluding the initial interest reset date will be the initial interest rate. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1)	With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in clause (2) below.

(2)	With respect to an interest determination date on which no rate appears on the Designated LIBOR Page, as specified in clause (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described in this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

“The Designated LIBOR Page” means the Reuters screen “LIBOR01” page, or any successor page on Reuters selected by us with the consent of the calculation agent, or if we determine that no such successor page shall exist on Reuters, an equivalent page on any successor service selected by us with the consent of the calculation agent.

We may issue additional floating rate notes in the future.

Principal Amount, Maturity and Interest for the Notes due 2022, the Notes due 2027, the Notes due 2037 and the Notes due 2047

We are offering $1,850,000,000 of our notes due 2022 which will mature on March 16, 2022, $3,250,000,000 of our notes due 2027 which will mature on March 16, 2027, $3,000,000,000 of our notes due 2037 which will mature on March 16, 2037 and $1,500,000,000 of our notes due 2047 which will mature on March 16, 2047.

We will pay interest on the notes due 2022 at the rate of 3.125% per annum, interest on the notes due 2027 at the rate of 4.125% per annum, interest on the notes due 2037 at the rate of 5.250% per annum and interest on the notes due 2047 at the rate of 5.500% per annum, in each case, on March 16 of each year to holders of record at the close of business on the immediately preceding March 2 and on September 16 of each year to holders of record at the close of business on the immediately preceding September 2. If interest or principal on the notes due 2022, the notes due 2027, the notes due 2037 or the notes due 2047 is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York, we will make the payment on such notes on the next succeeding business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the notes due 2022, the notes due 2027, the notes due 2037 and the notes due 2047 is September 16, 2017. Interest on the notes due 2022, the notes due 2027, the notes due 2037 and the notes due 2047 will accrue from March 16, 2017 and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

We may issue additional notes due 2022, notes due 2027, notes due 2037 and notes due 2047 in the future.

Form and Denomination

The notes will only be issued in book-entry form, which means that the notes of each series will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, commonly known as DTC, or its nominee. You may hold interests in the notes directly through DTC, Euroclear Bank, S.A./N.V., commonly known as Euroclear, or Clearstream Banking, société anonyme, Luxembourg, commonly known as Clearstream, if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in these systems. Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. Beneficial interests in the notes may be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes of each series in book-entry form that can be exchanged for definitive notes of the applicable series under the circumstances described in the accompanying prospectus under the caption “CLEARING AND SETTLEMENT” will be exchanged only for definitive notes of the applicable series issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Redemption

We may not redeem the floating rate notes prior to maturity. However, we may at any time purchase all or some of the floating rate notes by tender, in the open market or by private agreement, subject to applicable law.

We have the option to redeem the notes due 2022, the notes due 2027, the notes due 2037 and the notes due 2047 on not less than 30 nor more than 60 days’ notice, in whole or in part, at any time prior to maturity, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the date of redemption), as the case may be, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points for the notes due 2022, the Treasury Rate plus 25 basis points for the notes due 2027, the Treasury Rate plus 35 basis points for the notes due 2037 and the Treasury Rate plus 35 basis points for the notes due 2047, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

The “Treasury Rate” will be determined on the third business day preceding the date of redemption and means, with respect to any date of redemption:

(1)

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as “Statistical Release H. 15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month), or

(2)	if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term, referred to as the remaining life, of the notes due 2022, the notes due 2027, the notes due 2037 or the notes due 2047, as the case may be, being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes due 2022, the notes due 2027, the notes due 2037 or the notes due 2047, as the case may be.

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for that date of redemption, or (2) if the Independent Investment Banker is unable to obtain three Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means an independent investment banking or commercial banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) any independent investment banking or commercial banking institution of national standing and any of its successors appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States, referred to as a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding the date of redemption.

In addition, we may at any time purchase all or some of the notes due 2022, the notes due 2027, the notes due 2037 or the notes due 2047 by tender, in the open market or by private agreement, subject to applicable law.

Additional Information

See “DESCRIPTION OF THE DEBT SECURITIES” in the accompanying prospectus for additional important information about the notes. That information includes:

•	additional information about the terms of the notes;

•	general information about the indenture and the trustee;

•	a description of certain restrictions; and

•	a description of events of default under the indenture.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders (each as defined below) that purchase the notes at their issue price (generally the first price at which a substantial amount of the notes of the applicable series is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering and hold such notes as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, non-resident alien individuals present in the United States for 183 days or more during the taxable year, Holders that hold a note as part of a straddle, hedge, conversion or other integrated transaction, U.S. Holders that have a “functional currency” other than the U.S. dollar, or entities taxed as partnerships or the partners therein). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare tax on net investment income considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the note. As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note that is an individual, corporation foreign estate, or foreign trust, that is not a U.S. Holder, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

EACH PERSON CONSIDERING AN INVESTMENT IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

U.S. Holders

Interest on the Notes

In general, interest payable on a note will be taxable to a U.S. Holder as ordinary interest income when it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The notes are not expected to be issued with more than de minimis original issue discount (“OID”). However, if the notes of any series are issued with more than de minimis OID, each U.S. Holder of a note of such series generally will be required to include OID in income (as interest) as it accrues, regardless of its regular method of accounting for U.S. federal income tax purposes, using a constant yield method, before such U.S. Holder receives any payment attributable to such income. The remainder of this discussion assumes that the notes are not issued with more than de minimis OID.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize a gain or loss in an amount equal to the difference between the amount realized on such sale, exchange, retirement or other disposition (other than any amount attributable to accrued interest, which, if not previously included in such U.S. Holder’s income, will be taxable as interest income to such U.S. Holder) and such U.S. Holder’s “adjusted tax basis” in such note. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such note for more than one year at the time of such sale, exchange, retirement or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other disposition of, a note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, Internal Revenue Service (“IRS”) Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number (which for an individual would be his or her Social Security number) is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

Non-U.S. Holders

Interest on the Notes

Except in the circumstances described below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” payments of interest on notes owned by a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership, and (iii) such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S.-Holder (usually by providing an IRS Form W-8BEN or W-8BEN-E) or provides other appropriate documentation to the applicable withholding agent.

Sale or Other Taxable Disposition of the Notes

Except in the circumstances described below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of a note.

Information Reporting and Backup Withholding

Payments of interest on notes owned by a Non-U.S. Holder (including additional amounts, if any), and gross proceeds from the sale or redemption of such notes within the United States or through certain U.S.-related financial intermediaries, generally are subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (usually by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Payments of interest on a note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder, regardless of whether withholding is required.

FATCA Withholding

Under the U.S. tax rules known as FATCA, a Non-U.S. Holder of our notes will generally be subject to 30% U.S. withholding tax on payments made on (and, after December 31, 2018, gross proceeds from the sale or other taxable disposition of) the notes if the Non-U.S. Holder (i) is, or holds its notes through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or, if it is subject to an intergovernmental agreement between the United States and a foreign country, that has been designated as a “nonparticipating foreign financial institution”, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The future adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. If any taxes were to be deducted or withheld from any payments in respect of the notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the notes as a result of the deduction or withholding of such taxes. You should consult your own tax advisor on how these rules may apply to your investment in the notes.

UNDERWRITING

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives of the several underwriters for the notes.

Subject to the terms and conditions stated in the purchase agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal amount of floating rate notes	Principal amount of notes due 2022	Principal amount of notes due 2027	Principal amount of notes due 2037	Principal amount of notes due 2047
Barclays Capital Inc.	$210,000,000	$277,500,000	$487,500,000	$450,000,000	$225,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	210,000,000	277,500,000	487,500,000	450,000,000	225,000,000
Morgan Stanley & Co. LLC	210,000,000	277,500,000	487,500,000	450,000,000	225,000,000
RBC Capital Markets, LLC	210,000,000	277,500,000	487,500,000	450,000,000	225,000,000
Deutsche Bank Securities Inc.	92,400,000	122,100,000	214,500,000	198,000,000	99,000,000
Loop Capital Markets LLC	92,400,000	122,100,000	214,500,000	198,000,000	99,000,000
Mizuho Securities USA Inc.	92,400,000	122,100,000	214,500,000	198,000,000	99,000,000
MUFG Securities Americas Inc.	92,400,000	122,100,000	214,500,000	198,000,000	99,000,000
UBS Securities LLC	92,400,000	122,100,000	214,500,000	198,000,000	99,000,000
ICBC Standard Bank plc	17,500,000	23,125,000	40,625,000	37,500,000	18,750,000
Lloyds Securities Inc.	17,500,000	23,125,000	40,625,000	37,500,000	18,750,000
SMBC Nikko Securities America, Inc.	17,500,000	23,125,000	40,625,000	37,500,000	18,750,000
TD Securities (USA) LLC	17,500,000	23,125,000	40,625,000	37,500,000	18,750,000
Drexel Hamilton, LLC	7,000,000	9,250,000	16,250,000	15,000,000	7,500,000
Samuel A. Ramirez & Company, Inc.	7,000,000	9,250,000	16,250,000	15,000,000	7,500,000
Siebert Cisneros Shank & Co., L.L.C.	7,000,000	9,250,000	16,250,000	15,000,000	7,500,000
The Williams Capital Group, L.P.	7,000,000	9,250,000	16,250,000	15,000,000	7,500,000

Total	$1,400,000,000	$1,850,000,000	$3,250,000,000	$3,000,000,000	$1,500,000,000

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of such notes to dealers at the public offering prices less a concession not to exceed 0.20% of the principal amount of the floating rate notes, 0.20% of the principal amount of the notes due 2022, 0.20% of the principal amount of the notes due 2027, 0.35% of the principal amount of the notes due 2037 and 0.45% of the principal amount of the notes due 2047. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.10% of the principal amount of the floating rate notes, 0.10% of the principal amount of the notes due 2022, 0.10% of the principal amount of the notes due 2027, 0.25% of the principal amount of the notes due 2037 and 0.30% of the principal amount of the notes due 2047 on sales to other dealers. After the initial offering of the notes to the public, the representatives, on behalf of the underwriters, may change the public offering prices and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of the notes).

Paid by Verizon
Per floating rate note	0.300%
Per note due 2022	0.300%
Per note due 2027	0.400%
Per note due 2037	0.600%
Per note due 2047	0.750%

Each series of notes will constitute a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

In connection with this offering, the representatives, on behalf of the underwriters, may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the representatives, on behalf of the underwriters, will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant notes and 60 days after the date of the allotment of the relevant notes. Any stabilization action or over-allotment must be conducted by the representatives, on behalf of the underwriters, in accordance with all applicable laws and rules.

Over-allotment involves syndicate sales of the notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The representatives, on behalf of the underwriters, also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, and other associated expenses (not including the underwriting discount), will be approximately $4.1 million. The underwriters have agreed to reimburse a portion of these expenses in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, certain underwriters or their affiliates may provide credit to us as lenders. If any of the underwriters or their affiliates provide credit to us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely to continue to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. In addition, the underwriters purchase telecommunications services from us in the ordinary course of business. One or more of the underwriters may be restricted in its U.S. securities dealings under the Bank Holding Company Act and not be U.S.-registered broker-dealer(s). All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.

Selling Restrictions

Canada

Resale Restrictions

The distribution of the notes in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing notes in Canada and accepting delivery of a purchase confirmation, a purchaser in Canada is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario),

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of the notes in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), it has not made and will not make an offer of notes to the public in that relevant member state prior to the publication of a prospectus in relation to such offer that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters, for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)), received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA and of the Financial Services Act of 2012 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. Each underwriter has represented and agreed that:

•	the notes have not and will not be offered or sold in Hong Kong, by means of any document, other than to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Winding Up and Miscellaneous Provisions) (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•	no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or had in its possession for the purposes of issue, or will be issued or will be in its possession for the purposes of issue, in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Each underwriter has acknowledged that where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers and Investments)(Shares and Debentures) Regulations 2005 of Singapore.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

ICBC Standard Bank plc

ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Notwithstanding anything to the contrary in this Agreement, ICBC Standard Bank shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell notes constituting part of its allotment solely outside the United States.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, is passing upon the validity of the notes for us. As of March 1, 2017, Mr. Horton beneficially owned 12,084 shares of Verizon common stock.

Cleary Gottlieb Steen & Hamilton LLP of New York, New York is acting as special legal counsel to Verizon and will issue an opinion on certain legal matters to the underwriters.

Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents Verizon and its affiliates in connection with matters unrelated to the offering of the securities.

PROSPECTUS

Verizon Communications Inc.

Common Stock

Preferred Stock

Debt Securities

Verizon Communications Inc. may offer at one or more times common stock, preferred stock and debt securities. To the extent provided in the applicable prospectus supplement, the preferred stock and the debt securities may be convertible into, or exchangeable for, shares of any class or classes of stock, or securities or property, of Verizon Communications Inc. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Verizon Communications Inc. may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

The common stock of Verizon Communications Inc. is listed on the New York Stock Exchange and the NASDAQ Global Select Market under the symbol “VZ.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 1, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the common stock, preferred stock or debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, in some cases, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” Unless otherwise specified in this prospectus, the terms “we,” “us,” “our” and “Verizon Communications” refer to Verizon Communications Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Verizon Communications’ Annual Report on Form 10-K for the year ended December 31, 2015;

•	Verizon Communications’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	Verizon Communications’ Current Reports on Form 8-K filed on April 1, 2016, May 11, 2016, June 9, 2016, July 25, 2016, July 29, 2016, August 1, 2016 and September 1, 2016 and amended Current Report on Form 8-K/A filed on June 2, 2016; and

•	the description of Verizon Communications’ Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/investor

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement or any pricing supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you. The information on our website is not incorporated by reference into this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

VERIZON COMMUNICATIONS

Verizon Communications Inc. is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and governmental agencies. With a presence around the world, we offer voice, data and video services and solutions on our wireless and wireline networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control. We have two reportable segments, Wireless and Wireline. Our wireless business, operating as Verizon Wireless, provides voice and data services and equipment sales across the United States using one of the most extensive and reliable wireless networks. Our wireline business provides consumer, business and government customers with communications products and enhanced services, including broadband data and video, corporate networking solutions, data center and cloud services, security and managed network services and local and long distance voice services, and also owns and operates one of the most expansive end-to-end global Internet Protocol networks. We have a highly skilled, diverse and dedicated workforce of approximately 162,700 employees as of June 30, 2016. We generated consolidated revenues of $62.7 billion for the six months ended June 30, 2016.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated:

Six Months Ended	Year Ended December 31,
June 30, 2016	2015	2014	2013	2012	2011
3.63	5.27	3.15	7.69	3.55	3.50

For these ratios, “earnings” have been calculated by adding fixed charges to income before (provision) benefit for income taxes, equity in losses (earnings) of unconsolidated businesses and dividends from unconsolidated businesses. “Fixed charges” include interest expense, capitalized interest and the portion of rent expense representing interest. We classify interest expense recognized on uncertain tax positions as income tax expense, and therefore such interest expense is not included in the ratios of earnings to fixed charges.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for repaying debt, making capital investments, funding working capital requirements or other general corporate purposes, including financing acquisitions and refinancing existing indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of common stock, $0.10 par value per share, and 250,000,000 are shares of preferred stock, $0.10 par value per share.

Common Stock

Subject to any preferential rights of the preferred stock, holders of shares of our common stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of common stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the common stock have been paid.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of common stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Preferred Stock

Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•	entitled to receive dividends (which may be cumulative or non-cumulative) at rates, on conditions and at times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of, our assets; or

•	convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any adjustments.

As of the date of this prospectus, no shares of preferred stock are outstanding.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

The principal transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue debt securities under an indenture between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended. To the extent provided in the applicable prospectus supplement, the debt securities may be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property.

We have summarized material provisions of the indenture and the debt securities below. This summary does not describe all exceptions and qualifications contained in the indenture or the debt securities. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all of our senior unsecured debt. The indenture does not limit the amount of debt securities that may be issued and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers’ certificate will designate the specific terms relating to any new series of debt securities. (SECTION 301) These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

•	title of the series;

•	total principal amount of the series;

•	maturity date or dates of the series;

•	interest rate and interest payment dates of the series;

•	any redemption dates, prices, obligations and restrictions of the series;

•	any provisions permitting the series of debt securities to be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any adjustments; and

•	any other material terms of the series.

Form and Exchange

The debt securities will normally be denominated in U.S. dollars, in which case we will pay principal, interest and any premium in U.S. dollars. We may, however, denominate any series of debt securities in another currency or composite currency. In those cases, payment of principal, interest and any premium on such series would be in that currency or composite currency and not U.S. dollars.

Book-Entry Only Form

The debt securities will normally be issued in book-entry only form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York, which we refer to as “DTC,” or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

In the event that debt securities are issued in book-entry only form, DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. Each participant will then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only debt securities, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any direct responsibility or liability to pay amounts due on the debt securities to owners of beneficial interests in the global securities.

Under book-entry only form, we will not issue physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities in certificated form.

Certificated Form

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive physical certificates representing the debt securities. Debt securities in certificated form will be transferable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as “certificated.”

Redemption Provisions, Sinking Fund and Defeasance

The prospectus supplement relating to a series of debt securities will describe the circumstances, if any, under which we may redeem such series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (ARTICLES ELEVEN and TWELVE)

The indenture permits us to discharge or defease certain of our obligations on any series of debt securities at any time. We may defease such obligations relating to a series of debt securities by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities. (ARTICLE FOUR)

Liens on Assets

The debt securities will not be secured. However, if at any time we incur other debt or obligations secured by a mortgage or pledge on any of our property, the indenture requires us to secure the debt securities equally and ratably with the debt or obligations secured by such mortgage or pledge for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it. (SECTION 1004)

The indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the debt securities. (SECTION 301)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the indenture without your consent and the consent of others similarly affected. (SECTION 902)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities. (SECTION 901)

Consolidation, Merger or Sale

The indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the debt securities; and

•	performance and observance of all covenants and conditions in the indenture;

•	after giving effect to the transaction, there is no default under the indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the indenture; and

•	if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities equally and ratably with, or prior to, all indebtedness secured by that lien. (ARTICLE EIGHT)

Events of Default

An event of default means, for any series of debt securities, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided for in the supplement to the indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the indenture. (SECTION 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 502)

The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 512) We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture. (SECTION 704)

Concerning the Trustee

Within 90 days after a default occurs with respect to a particular series of debt securities, the trustee must notify the holders of the debt securities of such series of all defaults known to the trustee if we have not remedied them (default is defined to mean any event which is, or after notice or lapse of time or both would become, an event of default with respect to such series of debt securities as specified above under “—Events of Default”). If a default described in the third bullet point under “—Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 602)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 601) The trustee is not required to take any action permitted by the indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. (SECTION 603) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 601)

U.S. Bank National Association, the trustee, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to debt securities that are issued in book-entry only form.

The Clearing Systems

In the event that the debt securities are issued in book-entry only form, the debt securities may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, debt securities in book-entry only form may also be settled through accounts maintained at Clearstream Banking, société anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the debt securities and cross-market transfers of interests in the debt securities associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. The descriptions of the operations and procedures of DTC, Clearstream and Euroclear described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any underwriter, dealer, agent or purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act . DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global securities, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in U.S. dollars, in same-day funds, unless otherwise specified in the prospectus supplement. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. In the event that the prospectus supplement to this prospectus provides that the debt securities may also be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the debt securities settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in securities among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time by any of them. Neither we, the trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXPERTS

The consolidated financial statements of Verizon Communications Inc. (Verizon Communications) appearing in its Current Report on Form 8-K dated July 29, 2016, for the year ended December 31, 2015, the financial statement schedule of Verizon Communications appearing in Verizon Communications’ Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Verizon Communications’ internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included or incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications, will issue an opinion about the validity of any common stock, preferred stock or debt securities offered pursuant to this prospectus and any applicable prospectus supplement. As of August 19, 2016, Mr. Horton beneficially owned 9,389 shares of Verizon Communications common stock.

Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents Verizon Communications and its affiliates in connection with matters unrelated to the offering of the securities.

PLAN OF DISTRIBUTION

We may sell any of the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The prospectus supplement or pricing supplement will include:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any option by the underwriters to purchase additional securities.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the securities in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total number of shares of capital stock or principal amount of debt securities offered, the non-defaulting underwriters must purchase the securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total number of shares of capital stock or principal amount of the debt securities, we may, at our option, sell less than all the securities offered.

Underwriters and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act. Any discounts or commission that we pay them and any profit that they receive from the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be customers of us or our affiliates, may engage in transactions with us or our affiliates or perform services for us or our affiliates in the ordinary course of business.

$11,000,000,000

Verizon Communications Inc.

$1,400,000,000 Floating Rate Notes due 2022

$1,850,000,000 3.125% Notes due 2022

$3,250,000,000 4.125% Notes due 2027

$3,000,000,000 5.250% Notes due 2037

$1,500,000,000 5.500% Notes due 2047

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Morgan Stanley	RBC Capital Markets

Senior Co-Managers

Deutsche Bank	Loop Capital Markets	Mizuho Securities

MUFG	UBS Investment Bank

Co-Managers

ICBC Standard Bank	Lloyds Securities	SMBC Nikko	TD Securities

Junior Co-Managers

Drexel Hamilton	Ramirez & Co., Inc.	Siebert Cisneros Shank & Co., L.L.C.	The Williams Capital Group, L.P

March 13, 2017